Exhibit 10.16

June 2, 2014

Anthony J. Bates

Via Email

Dear Tony:

We are pleased to offer you a position with GoPro, Inc. (inclusive of any successors or assigns or subsidiaries, the “Company” or “we”), as President, with initial operating responsibility for Media, Product Management, Sales and Marketing Groups reporting to the Company’s Chief Executive Officer. In addition, subject to the Company’s bylaws, you will be appointed to the Company’s board of directors (the “Board”) effective as of your commencement of employment. We would like you to commence employment as soon as practicable, but no later than June 3, 2014 (the actual date when you commence employment, the “Start Date”). This offer of employment will terminate if it is not accepted, signed and returned by 8:00 p.m. PDT on June 3, 2014.

Compensation Terms

Salary. If you decide to join us, you will receive an annual salary of $800,000, which will be paid semi-monthly on the 15th and last day of the month in accordance with the Company’s normal payroll procedures and will be subject to annual review and evaluation for upward (but not downward) adjustment by the Board (as this salary may be adjusted from time to time, the “Base Salary”).

Target Bonus. You will also be eligible for an annual target bonus (as in effect from time to time, the “Target Bonus”), based on achievement of objectives mutually agreed upon by you and the Board. The Target Bonus is subject to an over/underachievement scale with possible payouts of 0% to 200% of your Base Salary, and with target achievement correlated to a Target Bonus of 100% of your Base Salary. Your actual Target Bonus for fiscal year 2014 will be pro-rated for time worked during your first year of employment. Each Target Bonus will be paid no later than two and one-half months following the end of the performance period to which that Target Bonus relates.

Employee Benefits. Except as otherwise provided for in this letter agreement, you will be eligible to receive employee benefits and perquisites commensurate with those provided to the Company’s senior executives. A list of current employee benefits will be provided in the Benefits Information Guide. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401k which you will be eligible on the first day of your employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion (subject to the limitations in this letter agreement).

Equity Opportunities. Effective as of the Start Date, you will be granted an option (the “Initial Option”) to purchase 2,272,688 shares of the Company’s Class B common stock representing 1.6% of the Company’s Fully-Diluted Equity Capitalization, with a per share exercise price equal to $18.40, which is the fair market value of the Company’s Class B common stock, as determined by the Board as of the date of grant of the Initial Option. The current fair market value of the

Company’s Common Stock, as determined most recently by the Board, is $18.40 per share. You will vest in equal monthly installments of the shares subject to the Initial Option over the first 48 months of continuous service, as described in the applicable stock option agreement. The Initial Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.

The Company’s “Fully Diluted Capitalization” shall mean, as measured on June 2, 2014, the total number of issued and outstanding shares of the Company’s Class A and Class B common stock, calculated to include conversion of all issued and outstanding securities then convertible into shares of common stock, the exercise of all then outstanding options, warrants, and other rights to purchase or obtain shares of common stock, whether or not exercisable or whether or not then vested, and the total number of shares reserved for issuance under the Company’s then outstanding stock incentive plans (without double counting).

Effective as of the Start Date, you will be granted restricted stock units representing 248,266 shares of Class B common stock (“Initial RSUs”) under the Plan. The Initial RSUs will vest in in equal quarterly installments over the first 48 months of continuous service, as described in the applicable restricted stock unit agreement, and the Initial RSUs will be settled as soon as practicable following each vesting date, and in no event later than March 15 in the calendar year following the year of vesting. The Initial RSUs shall be subject to the terms and conditions set forth in the Plan and in the restricted stock unit agreement between you and the Company. You will be responsible for applicable withholding taxes that become due upon settlement of the Initial RSUs. The Initial RSUs will permit payment of taxes through stock withholding in our sole discretion and, to the extent there is a public market for our common stock, sell-to-cover transactions.

Upon a Change in Control that occurs within six months of your Start Date (single trigger), you will be immediately vested in 25% of the shares underlying your Initial Option and Initial RSUs. In contrast, upon a Change in Control that occurs on or after the six month anniversary of your Start Date (single trigger), you will be immediately vested in 50% of each of your Initial Option and Initial RSU. Notwithstanding anything herein or in the Plan to the contrary, in the event that the Initial Option and Initial RSUs are not assumed or substituted for by an acquirer or successor entity in connection with a Change in Control, the Initial Option and Initial RSUs shall become fully vested with respect to 100% of the shares underlying such awards immediately prior to the consummation of such Change in Control.

In addition to the Initial Option and Initial RSU, you will be eligible to receive other equity awards in options or restricted stock units over the course of your employment. Subject to insider trading restrictions and policies and applicable securities laws, on or prior to June 20, 2014, you will be entitled to invest in our Class A common stock at an amount to be mutually agreed upon by both you and the Board, which shares acquired for investment will be fully vested upon purchase. Your purchase price for this investment will be (i) our then-current fair market value, pursuant to a recent independent appraisal, or (ii) if the securities are Tradable (defined below), the applicable market price on the purchase date.

Termination Benefits.

Upon the termination of your employment with the Company at any time for any reason, you will be paid your (i) salary through your termination date, (ii) the value of all unused paid time off earned through your termination date, and (iii) any earned but unpaid portion of your Target Bonus for the fiscal year preceding your termination date (but, for the avoidance of doubt, not any portion of the Target Bonus for the fiscal year in which your termination occurs). You will also be allowed to continue your medical coverage at your own expense under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You will be allowed to exercise your vested options (including the Initial Option, to the extent vested), if any, during the time period set forth in, and in accordance with, your governing stock option agreement. Your unvested restricted stock units, if any, will be forfeited without consideration upon your termination. The foregoing accrued payments and benefits will be collectively referred to herein as the “Accrued Compensation.”

(i) Involuntary Termination Prior to a Change in Control

If you Separate due to a termination of your employment by the Company other than for Cause or by your resignation for Good Reason, in either case, prior to a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) a single lump sum severance payment equal to the sum of 12 months of your then-current Base Salary and your then-current Target Bonus (assuming a 100% achievement threshold), (iii) a payment equal to the pro rata portion of your actual Target Bonus through your Separation, which shall be calculated at the end of the fiscal year relevant to this Target Bonus, (iv) accelerated vesting of any then-outstanding equity awards with respect to 25% of the shares initially subject to any such awards, including the Initial Option and Initial RSU, as applicable and (v) subject to your timely and proper election for COBRA coverage, the continuation of your then-effective group health benefits for 12 months under COBRA, provided that, if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage (items (ii) through (v) hereinafter referred to as the “Severance”). Receipt of the Severance shall be conditioned in its entirety upon your execution of a release of claims in a reasonably customary form acceptable to you and the Company (the “Release”) and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your Separation, provided that, if these payments are to be made due to your resignation for Good Reason, and the Straddle Period spans two calendar years, then these payments under subpart (ii) and, if applicable, subpart (iv) will be paid on the first business day in the second calendar year that occurs after the expiration of said 60-day period in which the executed Release is to become irrevocable. The payment described in subpart (iii) of this paragraph shall occur no later than two and one half months following the fiscal year in which your Separation occurs and when other bonuses are generally paid to senior executives of the Company. The payment described in subpart (ii) of this paragraph, and if applicable, the cash payment described in subpart (v) of this paragraph, shall be paid out in a lump sum on the first business day after the 60th day following your Separation, and the payment described in subpart (iii) of this paragraph shall occur no later than two and one half months following the fiscal year in which your Separation occurs and when other target bonuses are generally paid.

(ii) Involuntary Termination Within 24 Months Following a Change in Control

If, however, you Separate due to a termination of your employment by the Company other than for Cause or by your resignation for CIC Good Reason, in either case, within 24 months following a Change in Control, in lieu of the Severance referenced above, you shall be eligible to receive the following enhanced severance payments and benefits: (i) your Accrued Compensation, (ii) a single lump sum severance payment equal to the sum of 24 months of your then-current Base Salary and your then-current Target Bonus (assuming a 200% achievement threshold), a payment equal to the pro rata portion of .your actual Target Bonus through your Separation, which shall be calculated at the end of the performance period relevant to this Target Bonus, (iv) fully accelerated vesting of any then-outstanding equity awards, including the Initial Option and Initial RSU, as applicable, and (v) subject to your timely and proper election for COBRA coverage, the continuation of your then-effective group health benefits for 18 months under COBRA, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a lump sum payment in an amount equal to 18 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage (items (ii) through (v) hereinafter referred to as the “CIC Severance”). Receipt of the CIC Severance shall be conditioned in its entirety upon your execution of a Release and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your Separation, provided that, if these payments are to be made due to your resignation for CIC Good Reason, and the Straddle Period spans two calendar years, then these payments under subpart (ii) and, if applicable, subpart (v) will be paid on the first business day in the second calendar year that occurs after the expiration of said 60-day period in which the executed Release is to become irrevocable. The severance payment described in subpart (ii) of this paragraph, and if applicable, the payment described in subpart (v) of this paragraph, shall be paid out in a lump sum on the first business day after the 60th day following your Separation, and the payment equal to the pro rata portion of your Target Bonus through your Separation shall occur no later than two and one half months following the fiscal year in which your Separation occurs and when other target bonuses are generally paid.

(iii) Other Terminations

Upon any termination of your employment other than as described in (i) and (ii) immediately above, including any termination of employment that is not a Separation, you will be entitled only to the Accrued Compensation.

(iv) Definitions

The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means the occurrence of any of the following: (A) your willful and continued failure to perform the material duties of your position as generally described in this letter agreement to the Company that goes uncured for a period 30 days following written notice to you; (B) your willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (C) your conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude; or (D) your willful and material breach of a provision of this letter agreement or the Confidentiality Agreement (defined below) that is reasonably expected to have a material adverse economic impact on the Company. Any determination that you have engaged in conduct for which the Board wishes to terminate your employment shall be made after a meeting of the nonemployee directors of the Board at which you shall be invited to appear, with counsel, to respond to the allegations set forth in the written notice to you of such meeting (which notice shall provide sufficient specificity to allow you to respond to such allegations). For purposes of this letter agreement, an act (or failure to act) shall only be considered “willful” if done (or failed to be done) by you intentionally and in bad faith.

“Change in Control” shall mean an Acquisition or Other Combination, as such terms are defined in the Plan. The foregoing notwithstanding, a transaction that does not constitute a “change in control event” under Sections 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will not constitute a Change in Control for purposes of the RSUs.

“Separate” or “Separation” means that a “separation from service” has occurred, as defined under Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code.

“Good Reason” means the occurrence of any of the following events or conditions, without your express written consent (which consent may be denied, withheld or delayed for any reason):

(i) a material reduction in your duties, authority or responsibilities;

(ii) a material reduction by the Company in your Base Salary or Target Bonus (but excluding any reduction of not more than 25% that applies to substantially all of the Company’s other executive officers);

(iii) the relocation of your principal place of employment to a location more than 30 miles from your principal place of employment immediately prior to your termination or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations or those of similarly situated senior executives;

(iv) any action or inaction that constitutes a material breach by the Company of this letter agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled;

Provided that, with respect to each trigger above, you shall provide notice to the Company of the condition giving rise to “Good Reason” within 90 days of the initial existence of such condition and the Company shall have 30 days following such notice to remedy such condition and your resignation shall occur within 90 days following the expiration of the Company’s 30-day remedial period. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“CIC Good Reason” means the occurrence of any of the following events or conditions, without your express written consent (which consent may be denied, withheld or delayed for any reason):

(i) a material reduction in your duties, authority or responsibilities;

(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including a requirement to report to a corporate officer or employee instead of directly to the Board;

(iii) a material diminution in the budget over which you retain authority;

(iv) a material reduction by the Company in your Base Salary or Target Bonus;

(v) your death or disability (as defined in the Company’s long-term disability plan, or if none, as defined in Section 22(e)(3) of the Code);

(vi) the relocation of your principal place of employment to a location more than 30 miles from your principal place of employment immediately prior to your termination or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations or those of similarly situated senior executives;

(vii) any action or inaction that constitutes a material breach by the Company of this letter agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled; or

(viii) any material reduction in the value of any of the benefits provided to you as of the date hereof or as increased from time to time;

Provided that, with respect to each trigger above, you shall provide notice to the Company of the condition giving rise to “CIC Good Reason” within 90 days of the initial existence of such condition and the Company shall have 30 days following such notice to remedy such condition and your resignation shall occur within 90 days following the expiration of the Company’s 30-day remedial period. Your right to terminate your employment for CIC Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting CIC Good Reason hereunder.

The “Straddle Period” shall mean those 150 calendar days comprising the 90-day period following the Company’s failure to cure a Good Reason or CIC Good Reason condition, as applicable, and the 60-day period following Separation in which the Release is to be executed and become irrevocable.

Section 280G

Any payments described in this letter agreement or referenced herein which could constitute or result in your receipt of “parachute payments” within the meaning of Section 280G (b)(2)(A)(i)(l-ll) (but ignoring for this purpose the condition in Section 280G(b)(2)(A)(ii)) of the Code are referred to as “Compensatory Payments.”

For purposes of the immediately following paragraphs related to Section 280G of the Code, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder.

Except as provided below, if any Compensatory Payment will be subject to the excise taxes under Section 4999 of the Code, then the Compensatory Payments will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code (the “Best Results Reduction”). In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

For so long as none of the Company’s securities are “Tradable” (which shall mean “readily tradable on an established securities market or otherwise,” as described in Section 1.2808-1, Q/A-6 of the Treasury Regulations under Section 280G of the Code), and upon your written request, the Company will submit those Compensatory Payments in excess of three times your applicable base amount, as defined in Section 280G(b)(3) of the Code (your “Base Amount”) after applying the Best Results Reduction (this excess, the “Subject Payments”) for approval by the Company’s stockholders, all in accordance with Section 280G(b)(5) of the Code. This obligation of the Company is conditioned upon your reasonable cooperation with this solicitation of stockholder approval and your agreement to irrevocably condition your receipt of the Subject Payments upon stockholder approval satisfying the Section 280G(b)(5) requirements. Alternatively, absent your written request described above and for so long as none of the Company’s securities are Tradable, if any Compensatory Payment (for this purpose, Compensatory Payments shall exclude equity awards other than the Initial Option and the Initial RSU) will be subject to the excise tax imposed by Section 4999 of the Code as a result of a change in control within three years of your Start Date, you shall receive a payment equal to 50% of the Subject Payments, as measured prior to the application of this sentence (i.e., the payment described in this sentence shall not constitute a Subject Payment under this sentence even if it would also be subject to, or result in, excise taxes under Section 4999 of the Code) and without any payment by the Company for any federal, state, employment, or excise taxes imposed on any Compensatory Payments. In the event that the Subject Payments are determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountant, the Company and you agree to promptly make such additional payment, including interest, to the other party as the Accountant reasonably determines is appropriate.

During the three year period commencing on your Start Date, if any of the Company’s securities become Tradable, the two immediately foregoing paragraphs shall not apply (except for the definitions therein), but in the event that any portion of the Compensatory Payments will be subject to the excise tax imposed by Section 4999 of the Code pursuant to a change in control within three years of your Start Date, you shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax, employment tax, and federal and state income taxes arising from the payments made by the Company to you pursuant to this sentence. For purposes of this paragraph, Compensatory Payments shall exclude equity awards other than the Initial Option and the Initial RSU. Notwithstanding all of the foregoing, in order to receive the gross-up described in this paragraph, you agree that your Subject Payments must equal greater than 10% of the product of your Base Amount multiplied by three, otherwise (a) you will not receive the gross-up described in this paragraph and (b) your Subject Payments will be decreased to (or to a minimal amount below) zero, such that the present value of your Compensatory Payments do not equal or exceed three times your Base Amount, in the following manner: a pro-rata reduction of (i) cash or cash-equivalent payments, (ii) equity-based compensation, and (iii) other benefits. Reductions within any subpart (i), (ii), and (iii) shall apply on a pro-rata basis between amounts subject to Section 409A of the Code and amounts not so subject. In the event that the excise tax incurred by you is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountant, the Company and you agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountant reasonably determines is appropriate to ensure that the net economic effect to you under this paragraph, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to you.

Each payment of an amount pursuant to the immediately preceding paragraph shall be made no less than 30 days prior to each day when payment of the corresponding portion of the underlying taxes subject to the gross up discussed above, inclusive of the gross up as a taxable amount, is ultimately due to the applicable taxing authority (without duplication). Any payment pursuant to the immediately preceding paragraph is conditioned upon your substantiation of the tax amounts to be reported and remitted.

Section 409A

To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

For purposes of this letter agreement or any agreement or plan referenced herein, and notwithstanding any other provision herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made upon disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this letter agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Other Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

If you are made a party, or at any time are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of your status as a director, officer or employee of the Company, you will be eligible for indemnification and coverage under the Company’s director and officer liability insurance policy to the same extent as other similarly situated directors and officers of the Company, which indemnification shall be subject to the limitations of applicable law and the Company’s certificate of incorporation and bylaws.

The Company will reimburse you for reasonable fees actually incurred by you and reasonably substantiated to the Company in connection with your legal representation in the negotiation of this letter agreement. Furthermore, if any contest or dispute shall arise between the Company and you regarding any provision of this letter agreement or your termination of employment, the Company shall reimburse you for all reasonable legal fees and expenses actually incurred by you in connection with such contest or dispute, but only if you prevail to a substantial extent with respect to any of your substantive legal claims brought and pursued in connection with such contest or dispute, so long as each of your substantive legal claims was reasonable and raised in good faith. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses and shall not exceed $200,000.

The Company reserves the right to conduct background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conducts which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) which requires, among other provisions, (i) the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information and (ii) that you refrain from disclosure of certain confidential information, except to carry out your duties to the Company under this letter agreement or your other fiduciary responsibilities to the Company.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information.

All arbitration hearings shall be conducted in San Mateo County, California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the

Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. This letter agreement will be governed by the laws of the state of California without reference to conflict of laws provisions.

Any payment made to you under this letter agreement will be less all applicable deductions and withholding.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.

[SIGNATURE PAGE FOLLOWS]

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Nicholas Woodman
Nicholas Woodman
Chief Executive Officer

Agreed to and accepted:

	/s/ Anthony J. Bates	10/23/14
Anthony J. Bates	Signature	Date

[SIGNATURE PAGE TO LETTER AGREEMENT]